                                 INFU-TECH, INC.
                                AND SUBSIDIARIES

The following are the subsidiaries of Infu-Tech, Inc. ("Infu-Tech" or the "Company").

      A.  Infu-Tech, Inc. (a Delaware corporation).

          1) Infu-Tech, Inc. (a New Jersey corporation) (formerly Temporary Nursing Services, Inc.).

          2)  Infu-Tech of Florida, Inc. (a Florida corporation).

          3)  Infu-Tech of Illinois, Inc. (a Illinois corporation).

          4)  Infu-Tech of Massachusetts, Inc. (a Massachusetts corporation).

          5)  Infu-Tech of New York, Inc. (a New York corporation).

          6)  Infu-Tech of Tennessee, Inc. (a Tennessee corporation).

          7)  Intrx Medical, Inc. (a New Jersey corporation)

          8)  Smartmeds.com, Inc. (a Delaware Corporation)